Exhibit 23.1

                                THOMAS J. HARRIS
                           CERTIFIED PUBLIC ACCOUNTANT
                          3901 STONE WAY N., SUITE 202
                                SEATTLE, WA 98103
                                  206.547.6050



                          REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated May 10, 2012 on the financial statements of Modern PVC Inc. as of January 31, 2012 and for the period from inception July 12, 2011 to January 31, 2012, and the reports for April 30, 2012 and July 31, 2012 dated October 9, 2012 be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission. I also consent to the use of my name in the Experts section of those Forms.

Dated this 9th day of October, 2012.



/s/ Thomas J. Harris
---------------------------------
Thomas J. Harris
Certified Public Accountant